EXHIBIT 23.2

              Consent of Ernst & Young, Independent Auditors



We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-20985, 33-27820, 33-43772, 33-55812
and 33-66078 and Form S-4 No. 33-50317) of McCaw Cellular Communications, Inc., and in the related Prospectuses of our report dated February 4, 1994, with respect to the consolidated financial statements of LIN Broadcasting Corporation and subsidiaries, and our report dated February 4, 1994, with respect to the combined financial statements and schedules of LIN Broadcasting Corporation's Unconsolidated Affiliates, included in the Annual Report (Form 10-K) of McCaw Cellular Communications, Inc., for the year ended December 31, 1993.


                                        ERNST & YOUNG

Seattle, Washington
March 28, 1994